Exhibit 99.1

        FOCUS Enhancements Reports First Quarter 2003 Results;
              Semiconductor and FireStore Orders Increase


    CAMPBELL, Calif.--(BUSINESS WIRE)--May 5, 2003--FOCUS Enhancements, Inc. (NASDAQ SC:FCSE), a worldwide leader in video production and conversion technology, today announced its first quarter 2003 financial results.
    Revenue for the first quarter was $4.1 million, compared to $4.0 million reported for the fourth quarter 2002 and $4.7 million for the same quarter of 2002. Gross margin for the first quarter increased to 41 percent compared to last quarter's gross margin of 38 percent, primarily attributable to reduced manufacturing expenses and improved pricing and mix on certain products. Net loss for the quarter was $969,000 or $0.03 per share versus a net loss of $1.2 million or $0.03 per share for the fourth quarter 2002, and a net loss of $1.7 million or $0.05 per share in the same quarter of 2002.
    Brett Moyer, president and CEO of FOCUS Enhancements, stated, "Executing on many objectives this quarter, our Systems and Semiconductor groups announced several new deals with major manufacturers. Our revolutionary FireStore Direct-to-Edit (DTE) technology continues to receive accolades from customers, end users and the media. Also, we announced a semiconductor initiative to pursue opportunities in 802.15 wireless multimedia and video technology being developed for Ultra Wideband (UWB). We have been delighted with our progress and expect to demonstrate proof of technical concepts to our prospective partners and customers early this summer."
    Gary Williams, CFO of FOCUS Enhancements, stated, "As a result of tight controls, FOCUS Enhancements was able to increase gross margin as a percent of sales and cut expenses, consequently improving results by $278,000 during the first quarter compared to the fourth quarter 2002. In addition, due to strict balance sheet management, we reduced our cash used in operations to $61,000 and closed the quarter with approximately $1.3 million in cash and cash equivalents. We also ended the quarter with a backlog of $1.2 million, an increase of $977,000 compared to the fourth quarter 2002, representing growth in media center and scan conversion semiconductor chips and FireStore orders."
    Moyer concluded, "FOCUS Enhancements continues to deliver on its business plan, and this quarter our revenue increased four percent sequentially. We believe we are well positioned with new exciting video technology products for the semiconductor, consumer, and professional markets, and we expect to build both the Systems and Semiconductor Businesses with new customers and products throughout 2003. Our visibility in the business is improving. Based upon our current expectations, we expect to generate between $22 and $24 million in revenue for 2003. With our effective cost controls and increasing revenue, we are driving FOCUS Enhancements towards profitability in the near future."

    Recent Business Highlights

    Semiconductor Business:

    -- FOCUS Enhancements FS460 set-top box video processing chip will provide video blending capabilities in a Japanese line of digital video recorders. The chip provides the unique capability of merging computer-generated graphics with two additional video streams and displaying the composite studio-quality image on one TV display.

    -- FOCUS Enhancements announced its initiative to pursue UWB application opportunities, filed several provisional patent applications, and presented to the industry standards working group at the Institute of Electrical and Electronics Engineers
        (IEEE) Conference on UWB Standards in Dallas, Texas.

    -- During the quarter, FOCUS Enhancements had 18 design starts and 4 design wins, compared to first quarter 2002 with 18 and 8, respectively.

    Systems Business:

    -- Both FOCUS Enhancements and JVC demonstrated the DR-DV5000, driven by FOCUS Enhancements' unique DTE technology, at the National Association of Broadcasters (NAB) tradeshow in Las Vegas. The revolutionary DTE recording solution for JVC's professional line of digital video (DV) camcorders was awarded the prestigious Vidy Award for Best of Show from the Videography Division of United Entertainment Media. The DR-DV5000 is the first DTE-capable recorder that mounts between a camcorder and battery system that provides up to 4.5 hours of video, audio and time code recorded directly to removable FireWire disk drives in native file formats.

    -- Expanded the DTE Technology Program by adding new DTE partners including JVC, WiebeTECH, Glyph Technologies, and Amalgamated Video International (AVI). The program is designed to help partners develop DV recording solutions that increase productivity while maintaining DTE product compatibility.

    -- Began shipping the CenterStage High Definition (CS-HD) to customers. The CS-HD is designed to bring the sharpest and best quality video to front or rear-projection, plasma, CRT, and LCD displays used in home theaters.

    -- Introduced the iTView Mac as the exclusive desktop-to-video output solution for Apple's eMac, a space-saving all-in-one desktop computer enabling enhanced imaging in classroom presentations.

    Investor Conference Call

    The company will host a shareholder conference call to discuss the first quarter 2003 results on Monday, May 5, 2003 at 1:30 pm PST, after which management will host a question and answer session. To participate, please log onto www.FOCUSinfo.com or dial 706-634-0182, at least 10 minutes prior to the call and ask to be connected to the FOCUS Enhancements conference call. A replay of the call will be available on FOCUS Enhancements' web site, www.FOCUSinfo.com through June 4, 2003. A telephone replay will be available through May 7, 2003; dial 706-645-9291, and enter access code 232220.

    About FOCUS Enhancements, Inc.

    FOCUS Enhancements, Inc. (NASDAQ SC: FCSE) is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, FOCUS Enhancements designs, develops, and markets video solutions in two distinct markets: advanced proprietary video conversion ICs (Integrated Circuits) and affordable, high quality, digital-video conversion and video production equipment. Semiconductor (Integrated Circuit) products include designs for PCs, Game Cards, Internet TV, set-top boxes, Internet appliances, and interactive TV applications, and they are sold directly to Original Equipment Manufacturers (OEMs). FOCUS Enhancements' complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and home theater markets. More information on FOCUS Enhancements may be obtained from the company's SEC filings, or by visiting the FOCUS Enhancements home page at http://www.FOCUSinfo.com.

    Statements about future results constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Such projections are based upon many factors and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of FOCUS Enhancements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Form 10-KSB for the year ended December 31, 2002 and other filings with the SEC.



                       FOCUS Enhancements, Inc.
                 Condensed Consolidated Balance Sheets
                 (in thousands, except per share data)
                              (unaudited)


                                                    March 31, Dec. 31,
                                                        2003    2002
                                                  ----------- --------
                      ASSETS
Current assets:
  Cash and cash equivalents                            $1,253  $1,310
  Accounts receivable, net of allowances of
   $394 and $403 at March 31, 2003 and
   December 31, 2002, respectively                      1,358   1,628
  Inventories                                           2,294   2,350
  Prepaid expenses and other current assets               133     185
                                                  ----------- --------
   Total current assets                                 5,038   5,473

Property and equipment, net                               153     191
Capitalized software development costs                     --      40
Other assets, net                                          82      86
Intangible assets, net                                    925   1,053
Goodwill, net                                           5,191   5,191
                                                  ----------- --------
   Total assets                                       $11,389 $12,034
                                                  =========== ========

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Obligations under capital leases, current
   portion                                                $29     $44
  Accounts payable                                      2,232   1,860
  Accrued liabilities                                   1,952   2,018
                                                  ----------- --------
   Total current liabilities                            4,213   3,922

Convertible notes payable to shareholder                3,867   3,867
Obligations under capital leases, non-current              --       1
                                                  ----------- --------

   Total liabilities                                    8,080   7,790
                                                  ----------- --------


Stockholders' equity

  Preferred stock, $.01 par value; authorized
   3,000,000 shares; 1,904 shares issued at
   March 31, 2003 and December 31, 2002
   (aggregate liquidation preference $2,267)              --      --

  Common stock, $.01 par value; 60,000,000 shares
   authorized, 37,624,369 and 37,560,537 shares
   issued at March 31, 2003 and December 31, 2002,
   respectively                                           376     376
  Additional paid-in capital                           65,974  65,940
  Accumulated deficit                                 (62,292)(61,323)
  Deferred price protection                                --     (49)
  Treasury stock at cost, 497,055 and 450,000
   shares at March 31, 2003 and
  December 31, 2002, respectively                        (749)   (700)
                                                  ------------ -------
  Total stockholders' equity                            3,309   4,244
                                                  -----------  -------
   Total liabilities and stockholders' equity         $11,389 $12,034
                                                  =========== ========


                       FOCUS Enhancements, Inc.
            Condensed Consolidated Statements Of Operations
               (in thousands, except per share amounts)
                              (unaudited)

                                                   Three Months ended
                                                         March 31,
                                                ----------------------
                                                      2003       2002
                                                ------------ ---------
Net product revenues                                $4,090     $4,058
Contract revenues                                       --        700
                                                ------------ ---------
  Total net revenues                                 4,090      4,758

Cost of revenues:
  Products                                           2,403      2,573
  Contract                                              --        460
                                                ------------ ---------
  Total costs of revenues                            2,403      3,033
                                                ------------ ---------

  Gross profit                                       1,687      1,725
                                                ------------ ---------

Operating expenses:
  Sales, marketing and support                         998      1,386
  General and administrative                           376        673
  Research and development                           1,057        922
  Amortization expense                                 172        291
                                                ------------ ---------

   Total operating expenses                          2,603      3,272
                                                ------------ ---------

   Loss from operations                               (916)    (1,547)

  Interest expense, net                                (51)       (83)
  Other expense, net                                    --        (24)
                                                ------------ ---------

   Loss before income taxes                           (967)    (1,654)

  Income tax expense                                     2         --
                                                ------------ ---------

   Net loss                                          $(969)   $(1,654)
                                                ============ =========

Loss per common share:
  Basic and diluted                                 $(0.03)    $(0.05)
                                                ============ =========


Weighted average common shares outstanding:
  Basic and diluted                                 37,108     35,009
                                                ============ =========


    CONTACT: FOCUS Enhancements
             Steve Sheldon, 781/750-8053 (Investor Relations Manager) www.FOCUSinfo.com or
             Lippert/Heilshorn & Associates
             Lillian Armstrong/ Kirsten Chapman, 415/433-3777